===========================================

SCHEDULE 14A
Information Required in Proxy Statement

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.   )
Filed by the Registrant X
Filed by a Party other than the Registrant
Check the appropriate box:
X    Preliminary Proxy Statement
     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     Definitive Proxy Statement
     Definitive Additional Materials
     Soliciting Material Pursuant to Sec. 240.14a-11 9c) or
     Sec. 240.14a-12

GENICOM CORPORATION

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
X   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
    14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
    $500 per each party to the controversy pursuant to
       Exchange Act Rule 14a-6(i)(3).
    Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11

   1) Title of each class of securities to which transaction applies
   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

      Fee paid previously with preliminary materials.
      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

GENICOM CORPORATION

14800 Conference Center Drive, Suite 400, Westfields
Chantilly, Virginia 22021-3806

Notice of Annual Meeting of Stockholders
To Be Held Thursday, April 27, 1995

TO THE HOLDERS OF GENICOM CORPORATION COMMON STOCK:

The annual meeting of stockholders of GENICOM Corporation
(the "Company") will be held at the Company's headquarters, 14800 Conference Center Drive, Suite 400 Westfields,
Chantilly, Virginia 22021-3806 on April 27, 1995 at 1:00
P.M. Eastern Daylight Time, for the following purposes:

 1.   To elect four directors for a one-year term;

 2. To consider and vote upon an amendment to the Company's Stock Option Plan to increase the number of shares of Common Stock issuable under the Plan by 400,000 shares;

 3. To consider and vote upon an amendment to the Company's Stock Option Plan to amend the exercise provision of the Stock Option Plan relating to Stock
   Option recipients whose employment is terminated;

 4. To consider and vote upon an amendment to the Company's Certificate of Incorporation pursuant to which the authorized capital stock of the Company shall be increased from 15,000,000 shares, consisting of 15,000,000 shares of Common Stock $.01 par value, to 18,000,000 shares, consisting of 18,000,000 shares of Common Stock, $.01 par value;

 5.To ratify the selection of Coopers & Lybrand as the Company's independent certified public accountants for fiscal year 1995; and

 6.To transact such other business as may properly come before the meeting and any adjournments thereof.

Only stockholders of record at the close of business on March 10, 1995 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

Whether or not you expect to attend the meeting, please sign, date and return promptly the enclosed proxy. The proxy is revocable and you may vote your shares in person if you attend the meeting and wish to do so.

Your attention is directed to the accompanying proxy statement.

You are cordially invited to attend the meeting,
                          By Order of the Board of Directors



March 31, 1995                     Robert L. Burrus, Jr.
Secretary

GENICOM CORPORATION

14800 Conference Center Drive, Suite 400, Westfields
Chantilly, Virginia 22021-3806

PROXY STATEMENT

General Information

This Proxy Statement is furnished in connection with the
solicitation of proxies by GENICOM Corporation, a Delaware
corporation (the "Company"), from the holders of the
Company's common stock for use at the annual meeting of
stockholders to be held on April 27, 1995, and at any
adjournments thereof (the "Annual Meeting").  This Proxy
Statement and the accompanying form of proxy are being sent
or given to stockholders on or about   March 31, 1995.  A
copy of the Company's annual report for the fiscal year ended January 1, 1995, is being mailed with this Proxy
Statement.

In addition to the solicitation of proxies by mail, the Company's officers and regular employees, without compensation other than their regular compensation, may solicit proxies by telephone, facsimile, telegraph and personal interview. The Company will bear the cost of all solicitation.

On March 10, 1995, the date for determining stockholders entitled to vote at the meeting, there were 10,648,299 shares of the Company's common stock (the "Common Stock") outstanding and entitled to vote. Each such share of Common Stock entitles the holder thereof to one vote at the Annual Meeting.

The presence of holders of the majority of the issued and outstanding stock of the Company, in person or by properly executed proxies, is required to constitute a quorum to transact business at the Annual Meeting. The directors shall be elected by a plurality of the votes cast by the holders of Common Stock entitled to vote at the Annual Meeting, if a quorum is present. Approval of each of the other proposals shall be decided by majority vote of the shares of Common Stock entitled to vote held by stockholders present in person or by proxy. With regard to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Stockholders may not abstain with respect to election of directors. With respect to the stockholder proposal to increase the number of shares of Common Stock issuable under the Stock Option Plan by 400,000 shares, stockholders may vote in favor of or against the proposal or may abstain from voting. With respect to the stockholder proposal to amend the exercise provision of the Stock Option Plan relating to Stock Option recipients whose employment is terminated, stockholders may vote in favor of or against the proposal or may abstain from voting. With respect to the stockholder proposal to amend the Company's Certificate of Incorporation pursuant to which the authorized capital stock of the Company shall be increased from 15,000,000 shares, consisting of 15,000,000 shares of Common Stock $.01 par value, to 18,000,000 shares, consisting of 18,000,000 shares of Common Stock, $.01 par value, stockholders may vote in favor of or against the proposal or may abstain from voting. With respect to the stockholder proposal and ratification of the selection of Coopers & Lybrand as the Company's independent accountants for the current year, stockholders may vote in favor of or against the proposal and ratification, or may abstain from voting.

Stockholders should specify their choices on the enclosed form of proxy card. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a properly signed proxy card will be voted FOR the election of all nominees for the office of director, FOR approval of the amendment to the Stock Option Plan related to the increase in the number of shares, FOR approval of the amendment to the Stock Option Plan related to stock option recipients whose employment is terminated, FOR approval of the amendment to the Company's Certificate of Incorporation pursuant to which the authorized capital stock of the Company shall be increased and FOR ratification of the appointment of Coopers & Lybrand as the Company's independent accountants. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote on such matters at their discretion.

A stockholder who has returned a proxy may revoke it at any time before it is voted at the Annual Meeting. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation bearing a later date than the proxy, by duly executing a later dated proxy relating to the same shares of Common Stock or by attending the Annual Meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be sent to Secretary, GENICOM Corporation, c/o McGuire Woods Battle & Boothe L.L.P, One James Center, 901 East Cary Street, Richmond, Virginia 23219-4030, Attention:
Robert L. Burrus, Jr., Esquire.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

The following table sets forth information as of February 3, 1995, with respect to the ownership of shares of Common Stock by all persons known by the Company to be beneficial owners of more than 5% of the Company's outstanding Common Stock, each director of the Company, the named executive officers, and directors and executive officers of the Company as a group.

                                             Shares of       Options
                                           Common Stock    Exercisable                Percentage
                                           Beneficially      Within                      of
 Name and Address of Beneficial Owner      Owned (1)         60 days       Total       Class
Welsh, Carson, Anderson & Stowe III (2)        2,162,667            0    2,162,667       20.3%
One World Financial Center
200 Liberty Street, Suite 3601
New York, New York  10281

J.H. Whitney & Co. (3)                         1,123,259            0    1,123,259       10.5%
630 Fifth Avenue
New York, New York  10111

J.H. Whitney Associates (4)                    1,522,563            0    1,522,563       14.3%
630 Fifth Avenue
New York, New York  10111

General Electric Company                       1,517,167            0    1,517,167       14.2%
3135 Easton Turnpike
Fairfield, Connecticut  06431

Dimensional Fund Advisors Inc. (5)               586,500            0      586,500        5.5%
1299 Ocean Avenue, 11th Floor
Santa Monica, California  90401

Don E. Ackerman                                  146,386      100,000      246,386        2.3%
Bruce K. Anderson (6)                          2,205,132            0    2,205,132       20.7%
Edward E. Lucente                                      0        6,667        6,667        0.0%
Paul T. Winn (7)                                  35,367      365,000      400,367        3.8%
James C. Gale                                          0       49,500       49,500        0.0%
Raymond D. Stapleton                               6,000       74,500       80,500        0.0%
B. Garrett Buttner                                     0       17,500       17,500        0.0%
James A. Jones                                     4,102       44,900       49,002        0.0%

All directors and executive officers           2,396,987      703,467    3,100,454       29.1%
                as a group (10 persons)

         Indicates beneficial ownership
                         less than 1.0%


                                    3

(1) All shareholders listed have sole investment and voting power except: Mr. Anderson, who has 42,465 shares with sole voting and investment power and 2,162,667 shares with shared voting and investment power with Welsh, Carson, Anderson & Stowe III; Mr. Winn who has 21,367 shares with shared voting and investment power with his spouse; and Mr. Stapleton who has 4,000 shares with sole voting and investment power and 2,000 shares with shared voting and investing power with his spouse.


(2) Excludes shares purchased by Welsh, Carson, Anderson & Stowe III ("WCAS III") that have been distributed to its limited partners and the general partners of its sole general partner of WCAS III.
WCAS III disclaims beneficial ownership of such shares.

(3) Excludes shares purchased by J. H. Whitney & Co. ("JHW") that have been distributed to its general, limited and retired partners. JHW disclaims beneficial ownership of such shares.

(4)   JHW is the sole general partner of J. H. Whitney Associates
("Associates").

(5) Based solely on our review of Form 13G, Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 586,500 shares of GENICOM Corporation stock as of December 31, 1994, all of which shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(6)   Includes the 2,162,667 shares of Common Stock owned by WCAS
III. Mr. Anderson may be deemed to own beneficially these shares because he is a general partner of the sole general partner of WCAS III.

(7) Includes 14,000 shares owned by Mr. Winn's children, of which Mr. Winn disclaims beneficial ownership.



Election of Directors

The terms of Messrs. Don E. Ackerman, Bruce K. Anderson,
Edward E. Lucente and Paul T. Winn as directors of the
Company will expire at the time of the 1995 Annual Meeting.
The Company proposes the re-election of each of Messrs.
Ackerman, Anderson, Lucente and Winn for a term ending at the 1996 Annual Meeting.

Although all of the nominees have indicated their willingness to serve if elected, if at the time of the meeting any nominee is unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person as the Board of Directors may designate.

The directors shall be elected by a plurality of the votes cast by the holders of Common Stock entitled to vote at the Annual Meeting, if a quorum is present. Votes withheld from any director are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business but will have no effect on the outcome of the election of directors. Broker non-votes are also counted as present for the purposes of determining the presence or absence of a quorum and will have no effect on the outcome of the election of directors.

DON E. ACKERMAN, 61, Chairman of the Board of Directors and a director since the Company was founded in 1983, is currently the President of Chandelle Ventures, Inc. and was a general partner of JHW from 1969 until his retirement in November 1991. JHW is a venture capital partnership and a principal stockholder of the Company as is Associates of which JHW is the sole general partner. Mr. Ackerman serves as a director of Schlumberger Ltd.

BRUCE K. ANDERSON, 55, a director of the Company since it was founded in 1983, has been a general partner of the sole general partner of WCAS III since it was formed in 1983 and a general partner of the sole general partner of Welsh, Carson, Anderson & Stowe ("WCAS") since 1979. WCAS and WCAS III are venture capital partnerships and WCAS III is a principal stockholder of the Company. Mr. Anderson serves as a director of FIserv, Inc., Broadway & Seymour, Comdata and several private companies.


EDWARD E. LUCENTE, 55, a director of the Company since his appointment by the Board of Directors in January 1993, is currently a marketing consultant. Prior to assuming this position, he was Vice President of Sales and Marketing of Digital Equipment Corporation ("DEC") from 1993 until 1994. Prior to joining DEC, he was the Executive Vice President of Northern Telecom Limited from 1991 until 1993. Prior to joining Northern Telecom Limited, Mr. Lucente was employed by IBM Corporation ("IBM"), where he served for 30 years in various capacities, most recently as Vice President and President of Asia/Pacific Group Tokyo, Japan. Mr. Lucente serves as a director of Information Resources, Inc.

PAUL T. WINN, 50, President and Chief Executive Officer of the Company since his employment with Genicom in April 1990, has been a director since May 1990. Previously, Mr. Winn was employed by IBM, where he served for 22 years in various capacities, most recently as Vice President of Graphics Systems in the Advanced Work Station Division. Prior to that position, Mr. Winn served as Vice President of Worldwide System Printers, responsible for technology, software, product development and manufacturing. Mr. Winn serves as a director of Indigo NV.

Certain Information Concerning the
Board of Directors and Its Committees

The Board of Directors held three meetings during the fiscal year ended January 1, 1995. All Board of Directors members, except Messrs. Anderson and Lucente, attended at least 75% of the aggregate of the total number of Board of Directors meetings plus meetings of committees of which they were members. In addition, the Board of Directors took action by unanimous consent on numerous occasions during the fiscal year ended January 1, 1995.

The Board of Directors has an Audit Committee which is responsible for reviewing the adequacy of the Company's internal accounting controls, as well as the independent auditors' proposed audit scope, conducting a post-audit review of the audit findings and the Company's financial statements and performing other oversight functions as requested by the Board of Directors. During the 1994 fiscal year, the Audit Committee, which was composed of Messrs. Ackerman, Anderson and Lucente, held two meetings.

The Board of Directors also has a Compensation Committee which is responsible for setting overall policies that govern the Company's compensation programs, administering the Company's Stock Option Plan and the Incentive
Compensation Plan and establishing the cash compensation of executive officers. During the 1994 fiscal year, the Compensation Committee, which was composed of Messrs.
Ackerman, Anderson and Lucente, held two meetings and took action by unanimous consent on four occasions.

During the 1994 fiscal year, the Board of Directors did not have a nominating committee. Directors who are not employees receive annual compensation of $10,000. Employees who are also directors do not receive directors' fees.

In December 1994, the Company entered into a consulting agreement with Mr. Lucente, a member of the Board of Directors. Under the terms of the consulting agreement, Mr. Lucente will evaluate the Company's worldwide sales and marketing strategies, recommend to management improvements to such strategies and in turn will receive compensation not to exceed $100,000 for performing such services.










EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The Summary Compensation Table on page 6 reports the compensation for the past three years of all individuals serving as the Company's Chief Executive Officer ("CEO") or acting in a similar capacity during the last completed fiscal year, regardless of compensation level, and the Company's four most highly compensated executive officers other than the Chief Executive Officer, who were serving as executive officers at the end of the l994 fiscal year.

OPTION/SAR GRANTS TABLE

The Company has in effect an employee stock option plan pursuant to which options to purchase Common Stock of the Company are granted to officers and other key employees of the Company and its subsidiaries. The table on page 7 shows stock option grants during the 1994 fiscal year to the CEO and the four most highly compensated executive officers other than the Chief Executive Officer ("named executive officers").

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END
OPTION/SAR VALUE TABLE

The table on page 7 shows information concerning the fiscal year-end value of unexercised options held by the named executive officers.

SUMMARY COMPENSATION TABLE
                                               Long Term Compensation
                        Annual Compensation       Awards              Payouts

                                            Other
Name                                        Annual  Restricted                All Other
and                                         Compen-  Stock              LTIP  Compen-
Principal                                   sation  Award(s)  Options  Payouts  sation
Position          Year(a)  Salary  Bonus(b)  ($)        ($)    SARs(#)   ($)  ($)(c)

P. T. WINN        1994    288,465   71,253                     100,000        18,102
President and     1993    300,000                               75,000        99,984
CEO               1992    296,154   48,750                      50,000       101,271

J. C. GALE        1994    158,742   15,000                                    11,513
Sr. V-Pres        1993    165,000                               22,500        41,588
and CFO           1992    169,800   19,305                      15,000       112,697

R. D. STAPLETON   1994    144,290   21,376                      10,000         1,004
Sr. V-Pres        1993    150,000                               17,500        14,860
International     1992    146,539   25,000                      15,000        14,849
Service Market
Development

B. G. BUTTNER     1994     97,881   31,943                      20,000         2,541
V-Pres of         1993     88,616   31,982                      17,500         6,000
Supplies and      1992     81,108                                              6,000
Service Marketing
& Sales

J. A. JONES       1994    105,855   13,063                      12,500         1,132
V-Pres,Corporate  1993    110,000   20,733                      17,000        10,427
Controller and    1992    114,231   10,725                      15,000        54,920
Treasurer

(a) The 1992 fiscal year included 53 weeks, while the 1994 and 1993 fiscal years had 52 weeks.
(b) Bonus includes incentive compensation award for first half of 1994 and management awards in 1993 and 1992. Individual incentive compensation awards have not been approved for the second half of 1994. Mr. Buttner's amounts relate to sales commissions.
(c) Includes for Mr. Winn: $17,202 for personal living expenses in 1994 and $93,984 and $95,271 for relocation costs in 1993 and 1992, respectively and $900, $6,000 and $6,000 for 401(k) matching contributions in 1994, 1993 and 1992, respectively. Includes for Mr. Gale:
  $10,613, $35,588 and $110,937 for relocation costs in 1994, 1993 and 1992, respectively and $900, $6,000 and
  $1,759 for 401(k) matching contributions in 1994, 1993 and 1992, respectively. Includes for Mr. Stapleton:
  $8,860 and $8,849 for relocation costs in 1993 and 1992, respectively and $1,004, $6,000 and $6,000 for 401(k)
  matching contributions in 1994, 1993 and 1992, respectively. Includes for Mr. Buttner: $1,132, $6,000 and $6,000 for 401(k) matching contributions in 1994, 1993 and 1992, respectively. Includes for Mr. Jones:
  $4,427 and $48,920 for relocation costs in 1993 and 1992, respectively and $2,541, $6,000 and $6,000 for 401(k)
  matching contributions in 1994, 1993 and 1992, respectively.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                  Potential Realizable
                                                                         Value
                                                                 at Assumed Annual Rates
                                                                           of
                                                                Stock Price Appreciation
                           Individual    Grants                   for Option Terms ($)
               Number of
               Securities % of Total
               Underlying Options/SARs
               Options/   Granted to  Exercise Market
                 SARs      Employees  or Base  Price   Expir-
                                       Price            ation
Name           Granted(a)  in Fiscal  ($/Sh)  ($/Sh)    Date        0%        5%     10%
                             Year
P. T. WINN      100,000     21.74%     1.00    1.06    2-23-2004   6,250    73,070  175,585
J. C. GALE         0         0.00%      N/A    N/A      N/A         N/A      N/A     N/A
R. D.           10,000       2.17%     1.00    1.06    2-23-2004     625     7,307   17,558
STAPLETON
B.G. BUTTNER    20,000       4.35%     1.00    1.06    2-23-2004   1,250    14,614   35,117
J. A. JONES     12,500       2.72%     1.00    1.06    2-23-2004     781     9,134   21,948

(a)The options vest at a 20% annual rate beginning one year after the grant date.


 AGGREGATED OPTION/SAR EXERCISES IN LAST FY AND FY-END OPTION/SAR VALUES


                                         Number of
                                         Securities         Value of
                                         Underlying       Unexercised
                                        Unexercised       In-The-Money
                                      Options/SARs at   Options/SARs at
                                         FY-End (#)      FY-End ($) (a)

               Shares                   Exercisable/      Exercisable/
              Acquired
Name             on         Value      Unexercisable     Unexercisable
              Exercise    Realized
                (#)          ($)
P. T. WINN       0            0       335,000/190,000   497,500/277,500
J. C. GALE       0            0        46,500/51,000     41,250/56,250
R. D.            0            0        61,500/41,000     90,750/59,250
STAPLETON
B.G.             0            0        12,500/35,000     18,750/52,500
BUTTNER
J. A. JONES      0            0        38,400/36,100     56,100/51,900

(a) Based on fair market value of $2.50 per share at fiscal year end.

Employment Contracts

The Company has an employment agreement with Mr. Winn, the President and CEO. Upon termination without cause, the Company will pay Mr. Winn the then existing base salary and benefits until the earlier of twenty-four months or the date of his employment with another entity. In the event Mr. Winn becomes employed prior to the end of the twenty-four month severance period, the Company will pay 25% of the remaining unpaid monthly payments in final settlement and benefits would cease.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Board of Directors (the
"Committee") is composed of non-employee directors.  The
Committee is responsible for setting overall policies that govern the Company's compensation programs, administering the Company's Stock Option Plan and the Incentive
Compensation Plan and establishing the cash compensation of executive officers. Section 162(m) of the Internal Revenue
Code places a $1 million per person limitation on the tax deduction the Company may take for compensation paid to its Chief Executive Officer and its four other highest paid employees unless, in general, the compensation constitutes performance-based compensation as defined by the Internal
Revenue Code. To the extent that any compensation exceeds this limitation, it is expected that such cases will represent isolated, nonrecurring situations arising from special circumstances. The Committee would expect to take actions in the future that may be necessary to preserve the deductibility of executive compensation to the extent possible.

The Committee's philosophy regarding executive compensation seeks to align executive compensation with Company values and objectives, business strategy, management initiatives and business financial performance. To act on this philosophy, the Committee focuses on the following goals and objectives:

  To attract and retain key executives critical to the long-term success of the Company and each of its business units.
  To reward executives for long-term strategic management and the enhancement of shareholder value.
  To integrate compensation programs with both the Company's annual and long-term strategic planning and measuring processes.
  To provide a performance-oriented environment that rewards performance not only with respect to Company goals but also Company performance as compared to its industry performance.

Annual Compensation

The annual compensation program consists of cash, management awards and officer perquisites. The Committee determines salary ranges for executive officers based on surveys of salary data regarding similar positions held by executives in similar sized companies (some of which companies may not be included in the Computers, Subsystems and Peripherals Industry Group referred to in the Performance Graph) in the computer printer and other peripherals industry. The Committee intends for salaries to remain at or near the industry median. Actual salary changes are primarily based upon the Company's financial performance and to a lesser extent the survey of salary data. Due to the Company's financial performance in 1993, the Committee did not raise executive salaries in fiscal year 1994. In addition, the Committee reduced executive salaries by 10% effective January 28, 1994. Fifty percent of this reduction was reversed on May 6, 1994 and the remainder on August 5, 1994.

The Committee has authorized the CEO to pay special, one-time event management awards to, among others, executive officers to reward notable achievements that contribute to significant improvements in quality, productivity, customer service, cost control, or the work environment. Determination of such awards is subjective and thus not tied to specific criteria.

Long-Term Incentive Compensation

The Company provides long-term incentives through stock options, and the GENICOM Retirement Savings Plan which is qualified under Section 401(k) of the Internal Revenue Code.

Incentive Compensation Plan

In fiscal year 1984, the Company adopted an Incentive Compensation Plan ("IC Plan"). The Committee reviews and approves the participation of executive officers and key employees in the IC Plan. Payments under the IC Plan are contingent upon the Company's substantial achievement of certain corporate performance criteria. If these objectives are met, the payment is determined by the achievement of a combination of corporate goals and specific functional objectives. Corporate goals are weighted at 70% of the aforementioned combination, while functional objectives comprise 30%. Corporate goals focus on the Company's sales, net income, working capital investment and debt levels, while the functional objectives vary depending on the officer's position. The Committee approves these criteria each year.

The IC Plan is funded from a pre-set portion of the Company's pre-tax net income. The Committee approves the IC Plan award value each year as a percentage of base salary. Each participant, depending on position, could potentially receive an award equal to a percentage of salary ranging from 15% to 50%. The Committee has broad authority to alter the manner in which payments are made in any given year based on performance. The Committee did not make awards in fiscal years 1993 and 1992, because the Company did not substantially achieve targeted corporate performance criteria.

In 1994, the Committee approved payments totaling $109,181 to fourteen IC Plan participants, excluding the CEO, relating to the Company's and individual's performance during the first half of 1994. Such payments were made in August, 1994. The Committee has not made a final determination of any IC Plan awards for the second half of 1994, but the Company has accrued a pool of $400,000 for all IC Plan participants at January 1, 1995 in anticipation that awards will be made.

Stock Option Plan

Under the Stock Option Plan (the "Plan"), the Committee grants stock options annually with the objective of aligning executive officers' long-range interests with those of the stockholders. Management makes recommendations to the Committee regarding the number of stock options awarded and to whom the stock options are given. Management considers the amount and terms of the options already held by the executive officer. Management's methodology used to make recommendations are not based on specific criteria. Instead its goal is to achieve the retention of key employees by providing them with the opportunity to build a meaningful
investment in the Company.   The Company believes that the
Plan encourages superior performance that can result in significantly enhanced shareholder value. On February 24, 1994, the Committee awarded options to purchase shares of common stock to, among others, the following officers: Mr. Winn - 100,000 shares, Mr. Stapleton - 10,000 shares, Mr. Buttner - 20,000 shares and Mr. Jones - 12,500 shares.

On April 27, 1994 all previously issued stock option grants issued to then executive officers, excluding the CEO, were amended to modify the vesting provisions of such options should a change of control occur. A change of control is defined as

 (a)  A third person, including a "group" as defined in
   Section 13(d)(3) of the Securities Exchange Act of 1934, becomes, or obtains the right to become, the beneficial owner of Company securities having 25% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors to the Board of the Company. An acquisition shall be excluded if made by a GENICOM Group Company or a Company employee benefit plan;

 (b) A reorganization, merger or consolidation in which the beneficial owners of the common stock and voting securities of the Company immediately prior thereto do not immediately thereafter beneficially own, directly or indirectly, more than 75% of the outstanding shares of common stock and the combined voting power of the voting securities of the corporation resulting from such reorganization, merger or consolidation; or
 (c) A complete liquidation or dissolution of the Company of the sale or other disposition of all or substantially all of the assets of the Company.

Should a change in control occur, 100% of the covered stock options become exercisable if: (i) the executive officer's employment is terminated by GENICOM within 13 months of the date of the change in control or (ii) the executive officer's compensation is reduced after a change of control and the officer terminates his employment within 13 months of such change of control. In addition, the executive officer will have six months after termination of employment to exercise the covered stock option.

GENICOM Retirement Savings Plan

In 1994 the Company modified the terms of the GENICOM Retirement Savings Plan, formerly the Deferred Salary and Savings Plan, such that the amount of Company contributions to the plan are discretionary, and may not exceed for any plan year the lesser of 6% of an employees' salary or $9,000 with respect to any employee. Previously, the contributions were mandatory and did not exceed $6,000. Company contributions to the plan vest with participants at a rate of 20% per year of vested service.

Chief Executive Officer Compensation

The Committee members determined the CEO's compensation for fiscal year 1994. The CEO's salary was primarily based upon the Company's financial performance and to a lesser extent the review of the salaries of CEOs for companies of comparable sales and upon the Board of Directors's review of the CEO's performance. Due to the Company's financial performance in 1993, the Committee did not increase the CEO's salary in 1994. In addition, the Committee reduced the CEO's salary by 10% effective January 28, 1994. Fifty percent of this reduction was reversed on May 6, 1994 and the remainder on August 5, 1994.

The Committee grants stock options to the CEO annually under the Company's Stock Option Plan in order to promote long-term retention and to balance the risk/reward element of the position. In determining the number of shares to be awarded as stock options in fiscal year 1994, the Committee considered the amount concurrently awarded to the other officers and the performance of the CEO. In February 1994, the Committee granted the CEO an option to purchase 100,000 shares of common stock in recognition of the Company's progress in expanding its Enterprising Service Solutions business and the accomplishment of certain cost reduction activities.

The CEO's maximum potential incentive compensation award is equal to 50% of his base salary. The Committee awarded the CEO $ 71,253 in incentive compensation for the first half of fiscal year 1994 based upon the Company's achievement of substantially all of its first half of 1994 financial goals and the significant accomplishments in expanding the Company's Enterprising Service Solutions business. The Committee has not made a final determination of any incentive compensation to be awarded the CEO for the second half of 1994.

Compensation Committee
Don E. Ackerman, Chairman
Bruce K. Anderson
Edward E. Lucente

Compensation Committee Interlocks and Insider Participation

Decision Data Holdings, Ltd. ("Decision Data"), a wholly-owned subsidiary of Onset Corporation, is one of the Company's customers. The Company's Chairman of the Board, Don E. Ackerman, is also a member of the Board of Directors of Onset Corporation. Mr. Ackerman was also a general partner of JHW until his retirement in November 1991. JHW is a venture capital partnership that is a principal stockholder of the Company and Onset Corporation. Bruce K. Anderson, a director of the Company, is a general partner of the sole general partner of WCAS, which is the general partner of certain venture capital partnerships which are principal stockholders of the Company and Onset Corporation. Mr. Anderson is also a director of Onset Corporation.

During fiscal year 1994, the Company sold Decision Data $1.2 million of printer products, and had $0.4 million receivables from Decision Data at January 1, 1995. At this time the Company expects sales to Decision Data to remain at their current levels. The Company believes that the transactions with Decision Data were on terms no less favorable to the Company than would have been available in similar transactions with unaffiliated third parties.

Performance Graph

Set forth on page 13 is a line graph comparing the cumulative total shareholder return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies on the National Association of Securities Dealers Automated Quotations ("NASDAQ") Stock Index and the Computers, Subsystems and Peripherals Industry Group created by Media General Financial Services, Inc.






Comparison of Five-Year Cumulative Return
Among GENICOM Corporation,
NASDAQ Stock Index and the
Computers, Subsystems and Peripherals Industry Group
                                                  Computers,
Measurement Period  GENICOM                       Subsystems
(Fiscal Year        Corporation    NASDAQ Stock   and
Covered)                           Index          Peripherals
                                                  Industry
                                                  Group
Measurement Point        100            100            100
     12/31/89

   FYE 12/31/90        137.50          81.12          98.69
   FYE 12/31/91         93.75         104.14         100.07
   FYE 12/31/92        112.50         105.16          87.83
   FYE 12/31/93        125.00         126.14         100.27
   FYE 12/31/94        250.00         132.44         120.81

Certain Transactions

See "Compensation Com mittee Interlocks and Insider
Participation."

Compliance With Section 16(a) of the Securities and Exchange
Act

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Officers, directors and greater than 10 percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms.

Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons that no Form 5's were required for those persons, the Company believes that during fiscal year 1994 all filing requirements applicable to its officers, directors, and greater than 10 percent beneficial owners were complied with.

Stock Option Plan

The Company's Stock Option Plan (the "Plan") provides for
grants of   Section 13(d)(3) of the Securities Exchange Act of  1934,
   becomes, or obtains the right to become, the beneficial owner of Company securities having 25% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors to the Board of the Company. An acquisition shall be excluded if made by a GENICOM Group Company or a Company employee benefit plan;

 (b) A reorganization, merger or consolidation in which the beneficial owners of the common stock and voting securities of the Company immediately prior thereto do not immediately thereafter beneficially own, directly or indirectly, more than 75% of the outstanding shares of common stock and the combined voting power of the voting and (vi) the form of consideration that
may be used to pay for shares upon exercise of an option. The Committee is also responsible for other questions etation of the Plan.
The Board of Directors administered the Plan from May 1990 to January 1993.

The option price of shares of Common Stock covered by incentive stock options granted under the Plan may not be less than 100% of the Common Stock's fair market value on the option grant date (110% of fair market value if the stock option is an incentive stock option that is granted to an employee who is a 10% or greater stockholder of the Company). The Board of Directors may grant nonstatutory stock options under the Plan with an option price not less than 85% of the Common Stock's fair market value on the grant date.

An optionee does not incur Federal income tax when granted a nonstatutory stock option or incentive stock option. Upon exercise of a nonstatutory stock option, an optionee generally recognizes taxable income, which is subject to income tax withholding by the Company, equal to the difference between the Common Stock's fair market value on the exercise date and the option price. Upon exercising an incentive stock option, an optionee generally does not recognize taxable income, unless subject to the alternative minimum tax.

The Company usually is entitled to a business expense deduction at the time and in the amount that the recipient of an option recognizes ordinary income in connection with the option. This usually occurs upon the exercise of nonstatutory stock options. No deduction is allowed in connection with an incentive stock option, unless the optionee disposes of Common Stock received upon exercise in violation of the holding period requirements set forth in the Internal Revenue Code.

As of January 1, 1995 the plan had 91 participants out of the approximately 2,382 eligible employees. The Committee, the Board of Directors or the former Stock Option Committee has identified participating employees as key personnel of the Company. As of January 1, 1995, options covering
1,759,134 shares were outstanding under the Plan, 586,632 shares had been previously acquired upon exercise and 154,234 shares remained available for future grants.

The Committee determines when options granted under the Plan become exercisable. Options granted generally become exercisable at the rate of 20% per year beginning on the first anniversary of the option grant date, with the exception of 300,000 options granted to Paul T. Winn on May 30, 1990, which became excercisable at the rate of 25% per year. The Committee has not granted options under the Plan to any current director other than Paul T. Winn.





Proposal 1- To Increase the Number of Shares of Common Stock Issuable Under the Stock Option Plan

On February 13, 1995, the Board of Directors approved an amendment, subject to stockholder approval, to increase the number of shares of Common Stock issuable under the Plan by 400,000 shares. Of the shares previously approved by shareholders for issuance under the Plan, 154,234 shares remain available for future option grants. The Board of Directors believes that the Plan has been and continues to be an important incentive in attracting, retaining and motivating key employees who are and will be necessary to the successful conduct of the business and affairs of the Company and its subsidiaries. The increase in the number of shares subject to the Plan will permit the Compensation Committee to exercise needed flexibility in the administration of the Plan and the granting of options thereunder.

The Board of Directors believes that the addition of 400,000 shares to the Plan reserve will be sufficient to meet the Company's needs for the next year and has approved the addition of these shares subject to stockholder approval. The Board of Directors believes that approval of the addition of these shares to the Plan reserve is in the best interest of the Company and its stockholders. Because officers and directors who are employees of the Company are eligible to receive option grants under the Plan, each officer and director who is an employee of the Company has an interest in and may benefit from the approval of Proposal 1.

Vote Required for Approval

Approval of Proposal 1 requires the affirmative vote of the holders of a majority of shares of Common Stock represented at the annual meeting. Abstentions on Proposal 1 are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business and will have the effect of a negative vote on the outcome of Proposal 1. Broker non-votes are counted as present for the purposes of determining the presence of a quorum and will have no effect on the outcome of Proposal 1.

Board of Directors' Recommendation

The Board of Directors recommends a vote "FOR" Proposal 1 to increase the number of shares issuable under the Plan.

Proposal 2 - To Amend Exercise Provision of the Stock Option
Plan

On February 13, 1995, the Board of Directors approved an amendment, subject to stockholder approval, to amend the exercise provision of the Stock Option Plan relating to stock option recipients whose employment is terminated. The amendment will permit the Board of Directors or the Compensation Committee the flexibility to extend the exercise period beyond the current thirty days after employment ceases.

Section 6(d) of the Stock Option Plan would be amended to read as follows:

  "In the event an Optionee shall cease to be employed by any GENICOM Group Company on a full-time basis for any reason other than as a result of his death or "disability " (within the meaning of Section 105(d)(4) of the 1954 Code or the 1986 Code, whichever is applicable), the unexercised portion of any Option held by such Optionee at that time may only be exercised within one month, or such other period greater than one month determined by the Board of Directors (or the Committee), after the date on which the Optionee ceased to be so employed, and only to the extent that his right to exercised such portion had vested as of the date on which he ceased to be so employed."

The Board of Directors believes that this amendment is necessary to provide sufficient flexibility in administering the Stock Option Plan and will enable it deal with such situations that create a hardship to require stock option recipients to exercise their options within thirty days of the cessation of their employment with Genicom. Because officers and directors who are employees of the Company are eligible to receive option grants under the Plan, each officer and director who is an employee of the Company has an interest in and may benefit from the approval of Proposal 2.

Vote Required for Approval

Approval of Proposal 2 requires the affirmative vote of the holders of a majority of shares of Common Stock represented at the annual meeting. Abstentions on Proposal 2 are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business and will have the effect of a negative vote on the outcome of Proposal 2. Broker non-votes are counted as present for the purposes of determining the presence of a quorum and will have no effect on the outcome of Proposal 2.

Board of Directors' Recommendation

The Board of Directors recommends a vote "FOR" Proposal 2 to amend the Stock Option Plan pursuant to which the exercise period for stock option recipients whose employment is terminated may be extended beyond one month by the Board of Directors or the Compensation Committee.


Proposal 3- To Amend the Company's Certificate of
Incorporation Pursuant to which the Authorized Capital Stock shall be Increased

On February 13, 1995, the Board of Directors approved an amendment to the Company's Certificate of Incorporation, subject to stockholder approval, pursuant to which the authorized capital stock of the Company shall be increased from 15,000,000 shares consisting of 15,000,000 shares of Common Stock $.01 par value, to 18,000,000 shares, consisting of 18,000,000 shares of Common Stock, $.01 par value, and in connection with such change, the first paragraph of Article FOUR of the Certificate of Incorporation of the Company shall be amended to read as follows:

     "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 18,000,000 shares, consisting of 18,000,000 shares of Common Stock, $.01 par value (herein called the "Common Stock").
     All cross references in each subdivision of this Article FOURTH shall refer to other paragraphs in such subdivision unless otherwise indicated."

If the proposed amendment is adopted, 3,000,000 additional shares of the Common Stock of the Company will be available for issuance by the Board of Directors of the Company without any requirement of further stockholder approval, although certain large issuances of shares may require stockholder approval in accordance with the bylaws of the National Association of Securities Dealers, Inc. These shares might be issued to provide additional funds for working capital and capital expenditures, for other purposes including acquisitions of other businesses, in connection with various employee benefit plans or for stock dividends or stock splits. The additional shares might be issued at such times, for such purposes and for such consideration as the Board of Directors deems appropriate including, without limitation, under such circumstances as to have a dilutive effect on earnings per share and on the equity ownership of present stockholders. The Company recently has been expanding through acquisitions and may seek other acquisition opportunities; the Board of Directors therefore believes it desirable that the Company have the flexibility to issue the additional shares without further stockholder approval.

The flexibility of the Board of Directors to issue additional shares of Common Stock could enhance the Board of Directors' ability to negotiate on behalf of the stockholders in a takeover situation. Although it is not the purpose of the proposed amendment, the authorized but unissued shares of Common Stock also could be used by the Board of Directors to discourage or make more difficult a change of control of the Company.

Currently, the Company is in negotiations with an undisclosed third party to acquire their desk top printer business. Operations to be acquired involve a non-US manufacturing facility with revenues under $100 million.
The proposed acquisition is subject to negotiation of definitive agreements by various parties, government approvals, and other customary and appropriate steps. At this time there is no assurance that any agreement will be reached. If an agreement is met, it is likely that a portion of the additional authorized shares will be issued in connection with the acquisition.

Vote Required for Approval

Approval of Proposal 3 requires the affirmative vote of the holders of a majority of shares of Common Stock represented at the annual meeting. Abstentions on Proposal 3 are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business and will have the effect of a negative vote on the outcome of Proposal 3. Broker non-votes may be counted as present for the purposes of determining the presence of a quorum and will have no effect on the outcome of Proposal 3.

Board of Directors' Recommendation

The Board of Directors recommends a vote "FOR" Proposal 3 to amend the Company's Articles of Incorporation pursuant to which the authorized capital stock of the Company shall be increased from 15,000,000 shares, consisting of 15,000,000 shares of Common Stock $.01 par value, to 18,000,000 shares, consisting of 18,000,000 shares of Common Stock $.01 par value.

Proposal 4 - To Ratify Selection of
Independent Certified Public Accountants

The Board of Directors has selected Coopers & Lybrand to serve as independent certified public accountants of the Company for the 1995 fiscal year and has directed a vote of stockholders be taken to ascertain their approval or disapproval of that selection. In the event the stockholders do not ratify the appointment of Coopers &
Lybrand, the Board of Directors will consider selection of other independent certified public accountants.

Board of Directors' Recommendation

The Board of Directors recommends a vote "FOR" Proposal 4 to ratify the selection of Coopers & Lybrand as the Company's independent certified public accountants for the 1995 fiscal year.

Representatives of Coopers & Lybrand will be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.


Other Business

If any other business properly comes before the meeting, your proxy may be voted by the persons named in it in such manner as they seem proper. Presently management does not know of any other business which will be presented at the meeting.

Proposal by Stockholders for Presentation at 1996 Meeting

Proposals that any stockholder intends to present at the 1996 Annual Meeting of Stockholders must be received by the Company no later than December 4, 1995.

By Order of the Board of Directors



March 31, 1995               Robert L. Burrus, Jr. Secretary


Expected Filing Date of Definitive Copies of Proxy Statement and Form of Proxy

Definitive copies of proxy materials will be filed on or about March 31, 1995.

APPENDIX



Form of Proxy

GENICOM CORPORATION
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 27, 1995

   The undersigned, having received the Annual report as the Stockholders and the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement dated March 31, 1995, hereby appoints Don E. Ackerman, Paul T. Winn, and Robert L. Burrus, Jr. and each of them, proxies, with fill power of substitution, and hereby authorizes them to represent and vote the shares of Common Stock of GENICOM CORPORATION (the "Company") which the undersigned would by entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Thursday, April 27, 1995 at 2:00 p.m., Eastern Daylight Time, and any adjournment thereof, and especially to vote:

1. ELECTION OF DIRECTORS            WITHHOLD AUTHORITY
   FOR all nominees listed below     to vote for all
    nominees listed below

  Don E. Ackerman, Bruce K. Anderson, Edward E. Lucente,
Paul T. Winn

To withhold authority to vote for any Individual nominee, write that nominee's name on the space provided below


2.  PROPOSAL 1- To consider and vote upon an amendment to
the Company's Stock Option Plan to increase the number of
shares of Common Stock issuable under such plan by 400,000
shares.
FOR         AGAINST     ABSTAIN

3. PROPOSAL 2 - To consider and vote upon an amendment to the Company's Stock Option Plan to amend the exercise provision of the Stock Option Plan relating to Stock Option recipients whose employment is terminated.

FOR         AGAINST     ABSTAIN

4. PROPOSAL 3 - To consider and vote upon an amendment to the Company's Certificate of Incorporation pursuant to which the authorizes capital stock of the Company shall be increased from 15,000,000 shares of Common Stock $.01 per value, to 18,000,000 shares of Common Stock, $.01 per value.

FOR         AGAINST     ABSTAIN

5.  PROPOSAL 4 - To notify the selection of Coopers &
Lybrand as independent certified public accountants of the Company for fiscal year 1995.

FOR         AGAINST     ABSTAIN

6. IN THEIR DISCRETION the proxies are authorized to vote upon such other business as may properly come before the meeting.
   In the ballot provided for that purpose, if you specify a choice as the action to be taken this proxy will be voted in accordance with such choice. If you do not specify a choice, it will be voted FOR the election of the nominees named in the Proxy Statement as directors and FOR Proposals 1, 2, 3, and 4 as described in the Proxy Statement.
   Any proxy or proxies previously given for the meeting are revoked.

   PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD
PROMPTLY, USING THE ENCLOSED ENVELOPE.

                     Dated:               , 1995



   Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title of each. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.